UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 4, 2026

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3701 Wayzata Blvd, Suite 300, Minneapolis, MN 55416

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	TCMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2026, the board of directors of Tactile Systems Technology, Inc. (the “Company”) elected Andrea A. Pearson to serve as a member of the board and fixed the size of the board at nine directors, all effective as of March 9, 2026. Ms. Pearson was also appointed to serve as a member of the Compliance and Reimbursement Committee and of the Nominating and Corporate Governance Committee of the board.

Since 2024, Ms. Pearson has served as a strategic advisor and fractional Chief Marketing Officer/Chief Growth Officer for human and animal healthcare companies, including her role as Growth Advisor and Chief Marketing Officer at Harbor Health, a healthcare organization that integrates clinical care with health insurance coverage, from April 2024 to January 2026. Prior to that, Ms. Pearson served as Chief Growth Officer at DispatchHealth, a leader in at-home, hospital-level care, from October 2019 to March 2024 and as Chief Marketing Officer at DispatchHealth from January 2018 to October 2019. Previously, Ms. Pearson served in executive roles at Healthgrades from 2008 to 2017, including Executive Vice President and Chief Marketing Officer and Executive Vice President and General Manager of Consumer Products.  Ms. Pearson served as General Manager of MapQuest.com from 2002 to 2007.

For her service on the board, Ms. Pearson will be compensated in accordance with the Company’s non-employee director compensation policy. Ms. Pearson will be granted restricted stock units (“RSUs”) with a value of a pro rata portion of $155,000, such pro rata portion based on the number of days Ms. Pearson will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders, calculated by dividing the pro rata portion of $155,000 by the closing sale price per share of the Company’s common stock on the Nasdaq Global Market on the date of grant. These RSUs will be granted on March 9, 2026, and will vest in a single installment on the date of the Company’s 2026 annual meeting of stockholders, subject to the condition that Ms. Pearson remain a director as of that date.

In addition, Ms. Pearson will receive an annual cash retainer of $50,000 per year for her service on the board, a cash retainer of $5,000 per year for her service as a member of the Compliance and Reimbursement Committee, and a cash retainer of $5,000 per year for her service as a member of the Nominating and Corporate Governance Committee, each prorated for her first year of service. Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of the Company’s common stock on the date of grant. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Item 7.01.	Regulation FD Disclosure

On March 9, 2026, the Company issued a press release in connection with Ms. Pearson’s appointment to the board. Attached hereto as Exhibit 99.1 is a copy of the press release. In accordance with General Instruction B.2 of Form 8-K, the information in this report under this heading, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.

Date: March 9, 2026	By:	/s/ Elaine M. Birkemeyer
Elaine M. Birkemeyer
Chief Financial Officer